                                                                    Exhibit 12.1

         Statement of Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)

                                      Nine Months Ended                             Fiscal Year Ended
                                    ---------------------     -------------------------------------------------------------
                                    July 27,     July 28,     Oct. 27,     Oct. 28,     Oct. 31,     Oct. 31,      Oct. 31,
                                      2002         2001         2001         2000         1999         1998          1997
                                    --------     --------     --------     --------     --------     --------      --------
Earnings (loss) from continuing
    operations before taxes         $ 61,967     $ 80,755     $ 17,802     $ 88,316     $  2,591     $(15,111)     $ (9,619)
Fixed charges from continuing
  operations
    Interest expense and
      amortization of debt
      discount and issuance
      costs on all indebtedness        8,057           --           --           45          459          557           351
    Interest included in rent          4,838        4,277        5,507        1,381          428          268           165
                                    --------     --------     --------     --------     --------     --------      --------
Total fixed charges from
  continuing operations               12,895        4,277        5,507        1,426          887          825           516
                                    --------     --------     --------     --------     --------     --------      --------
Earnings (loss) before taxes
  and fixed charges                 $ 74,862     $ 85,032     $ 23,309     $ 89,742     $  3,478     $(14,286)     $ (9,103)
                                    ========     ========     ========     ========     ========     ========      ========
Ratio of earnings to fixed
  charges(1)                            5.8x        19.9x         4.2x        62.9x         3.9x       (17.3x)(2)    (17.6x)(2)
Coverage deficiency                 $     --     $     --     $     --     $     --     $     --     $ 15,111      $  9,619
                                    --------     --------     --------     --------     --------     --------      --------

(1)     The ratio of earnings to fixed charges was computed by dividing earnings
        (loss) from continuing operations before taxes by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount and issuance costs on all indebtedness, and (ii) one-third of all rental expense, which the Company considers to be a reasonable approximation of the interest factor included in rental expense.

(2) Earnings were inadequate to cover fixed charges. For the years ended October 31, 1998 and October 31, 1997, the Company needed additional earnings of $15.1 million and $9.6 million, respectively, to achieve a ratio of earnings to fixed charges of 1.0x.